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                                                                      Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Prandium, Inc.

     We consent to incorporation by reference in the Registration Statement (No. 333-67149) on Form S-8 of Prandium, Inc. of our report dated February 15, 2002 except as to the fourth paragraph of note 2, which is as of March 26, 2002, the first paragraph of note 4, which is as of March 14, 2002, the eleventh paragraph of note 10, which is as of March 13, 2002 and the third paragraph of note 20, which is as of March 14, 2002, relating to the consolidated balance sheets of Prandium, Inc. and its subsidiaries as of December 30, 2001 and December 31, 2000 and the related consolidated statements of operations, stockholders' deficit and cash flows and related financial statement schedule for the years ended December 30, 2001, December 31, 2000 and December 26, 1999 which report appears in the December 30, 2001 annual report on Form 10-K of Prandium, Inc.

     Our report dated February 15, 2002 except as to the fourth paragraph of note 2, which is as of March 26, 2002, the first paragraph of note 4, which is as of March 14, 2002, the eleventh paragraph of note 10, which is as of March 13, 2002 and the third paragraph of note 20, which is as of March 14, 2002, contains an explanatory paragraph that states that the Company has incurred recurring losses from operations, has a significant stockholders' deficit and has experienced events of default on certain of its debt instruments. These circumstances raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements and related financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

                                    KPMG LLP

Orange County, California
April 1, 2002